FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Strong Third Quarter Financial Results

MILWAUKEE (October 26, 2022) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE: HOG) today reported third quarter results.

“Harley-Davidson delivered a strong third quarter with solid growth for both revenue and operating income, aligned to our Hardwire strategic initiatives,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “We are reaffirming our outlook for the year, and as we approach our 120th anniversary that we will be celebrating in our hometown Milwaukee and around the world, we are excited about the potential of Harley-Davidson, the most desirable motorcycle company in the world.”

Third Quarter 2022 Summary of Results
•Global motorcycle shipments grew 19 percent in Q3 vs prior year as production largely recovered from the previously announced unexpected production suspension in Q2
•HDMC Revenue grew 24 percent behind this profitable unit growth and global pricing
•HDMC Operating Income margin of 17.9 percent was up 9.5 points
•HDFS Operating Income declined 24 percent as the credit environment normalizes
•GAAP diluted EPS of $1.78 was up 70 percent
•The Company reaffirms its full-year 2022 outlook on HDMC Revenue, HDMC Margin and HDFS performance
•Merger transaction between LiveWire and AEA-Bridges Impact Corporation was completed on September 26th, the first day of fiscal Q4

Third Quarter 2022 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	3rd quarter
	2022	2021	Change
Revenue	$1,649	$1,365	21%
Operating Income	$339	$204	66%
Net Income	$261	$163	60%
GAAP Diluted EPS	$1.78	$1.05	70%

Consolidated revenue was up 21 percent in the third quarter versus Q3 2021 driven primarily by HDMC revenue up 24 percent. The increase in HDMC revenue was driven by a strong recovery in global motorcycle shipments after being adversely impacted by an unexpected production suspension in Q2. Consolidated operating income growth of 66 percent, reflected 164 percent growth at HDMC and a decline of 24 percent at HDFS. In line with expectations, the HDFS decline was a result of a higher provision for credit losses as the credit environment normalizes, and higher interest expense.

HDMC Results: Motorcycles and Related Products

$ in millions	3rd quarter
	2022	2021	Change
Motorcycle Shipments (thousands)	57.1	47.9	19%
Revenue	$1,437	$1,161	24%
Motorcycles	$1,134	$886	28%
Parts & Accessories	$201	$205	(2%)
Apparel	$70	$49	41%
Licensing	$11	$8	26%
Other	$22	$13	74%
Gross Margin	34.1%	26.7%	7.4 pts.
Operating Income	$258	$98	164%
Operating Margin	17.9%	8.4%	9.5 pts

Global motorcycle shipments recovered strongly in Q3. HDMC Revenue was up 24 percent primarily driven by a 19 percent increase in wholesale shipments, favorable unit mix and continued global pricing strength. Parts & Accessories was down 2 percent driven by lower retail motorcycle volumes and offset by growth in Apparel & Licensing behind seasonal product growth.

Third quarter gross margin was up 7.4 points compared to Q3 prior year. Global pricing and mix contributed approximately 5 points of margin benefit and more than offset cost inflation. In addition, greater manufacturing leverage and lower tariffs contributed positively and more than offset existing foreign exchange headwinds. Third quarter operating margin improved to 17.9% from 8.4% in Q3 prior year due to the factors noted above. Total operating expenses were $20 million higher compared to Q3 prior year, due in part to the increased spend on LiveWire.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	3rd quarter
	2022	2021	Change
North America	32.2	33.9	(5%)
EMEA	9.1	9.4	(4%)
Asia Pacific	7.6	6.5	18%
Latin America	0.8	1.0	(27%)
Worldwide Total	49.6	50.8	(2%)

Global retail motorcycle sales in the third quarter were down 2 percent versus prior year. Growth in Asia Pacific was driven by strong demand and a quick refill of dealer inventory coming out of the production suspension. North America retail performance (down 5 percent) continued to be adversely impacted by lower dealer inventories. Retail performance strengthened during the quarter as dealer inventories replenished.

HDFS Results: Financial Services

$ in millions	3rd quarter
	2022	2021	Change
Revenue	$212	$205	3%
Operating Income	$81	$107	(24%)

HDFS’ operating income decline of $26 million versus Q3 2021 was driven by a higher provision for credit losses and higher interest expense, partially offset by lower operating expenses. The increase in the provision for credit losses was due to actual retail credit losses continuing to move towards normalized levels, while the credit loss allowance rate remained consistent. Total quarter ending financing receivables were $7.3B, which was up 7% versus prior year.

Other Results

•YTD generated $575 million of cash from operating activities.
•Cash and cash equivalents of $1.7 billion at the end of the third quarter, down $331 million compared to the end of the prior year third quarter.
•The Company’s YTD effective tax rate was 23 percent.
•The Company paid cash dividends of $0.1575 per share in Q3 2022.
•In Q3 the Company repurchased $12 million of shares (0.4 million shares); YTD share repurchases total $324 million (8.4 million shares)

2022 Outlook

For the full year 2022, the Company reaffirms its guidance and continues to expect:
•HDMC revenue growth of 5 to 10%
•HDMC operating income margin of 11 to 12%
•HDFS operating income to decline by 20 to 25%

The Company now expects:
•Capital investments of $170 million to $190 million from a previously expected spend of $190 million to $220 million

Closing of LiveWire Business Combination
On September 26, 2022, Harley-Davidson and AEA-Bridges Impact Corp. (“ABIC”) (NYSE: IMPX) completed their previously announced business combination under which LiveWire EV, LLC, Harley-Davidson's electric motorcycle division, combined with ABIC, to create a new public company. The combined public company now operates as LiveWire Group, Inc. ("LiveWire") and its common stock and warrants began trading on the New York Stock Exchange ("NYSE") under the symbols "LVWR" and "LVWR WS," respectively, on September 27, 2022. Through this combination, LiveWire raised approximately $294 million in net proceeds after fees including Harley-Davidson’s contribution and became the first and only publicly traded all-electric motorcycle company in the U.S. to list on the NYSE. Following the close, Harley-Davidson has an equity interest in LiveWire of approximately 89.4% and will continue to consolidate LiveWire’s results, with adjustments for non-controlling shareholder interests.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in Livewire, the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.
Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.
Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend,” “is on-track,” “forecasting,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (I) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (II) the Company's ability to: (A) execute its business plans and strategies, including The Hardwire, including each of the pillars and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (B) manage supply chain and logistics issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (C) realize the expected business benefits from the combination of LiveWire with ABIC, which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market, and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain, and strengthen its brand; (5) execute its plans to develop, produce, market, and sell its electric vehicles; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company’s traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in the final prospectus of ABIC, including those under “Risk Factors” in that prospectus, and other documents filed with the SEC by the Company, LiveWire Group Inc. or ABIC; (D) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (E) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (F) successfully carry out its global manufacturing and assembly operations; (G) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (H) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (I) manage the regulatory compliance matter relating to a third-party supplier’s component part in a manner that avoids additional costs or recall expenses that are material; (J) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (K) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (L) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (M) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (N) successfully manage and reduce costs throughout the business; (O) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (P) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (Q) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (R) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (S) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (T) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (U) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (V) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (W) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (X) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s loan portfolio; (Y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (Z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (AA) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (BB) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (CC) manage its exposure to product liability claims and commercial or contractual disputes; (DD) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (EE) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, and the Company's H-D1 Marketplace; (FF) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the Company's complex global supply chain; and (GG) optimize capital allocation in light of the Company’s capital allocation priorities.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.
In recent years, Harley-Davidson Financial Services Inc. has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The Company believes that Harley-Davidson Financial Services Inc.'s retail credit losses will increase over time due among other things to factors that have contributed recently to low levels of losses, including the favorable impact of recent federal stimulus payments that will not recur and the conflict in Ukraine.
The Company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to "Risk Factors" under Item 1A. Risk Factors of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as Item 1A. Risk Factors of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 26, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Motorcycles and Related Products revenue	$1,436,962	$1,160,618	$4,006,604	$3,724,225
Gross profit	490,306	310,425	1,284,691	1,137,961
Selling, administrative and engineering expense	232,541	212,243	632,756	626,211
Restructuring expense (benefit)	3	517	(389)	731
Operating income from Motorcycles and Related Products	257,762	97,665	652,324	511,019

Financial Services revenue	211,613	204,692	606,244	595,650
Financial Services expense	130,657	98,047	353,003	275,487
Financial Services restructuring expense	—	98	—	436
Operating income from Financial Services	80,956	106,547	253,241	319,727

Operating income	338,718	204,212	905,565	830,746
Non-operating income (expense), net	2,957	(6,723)	3,102	(17,053)
Income before income taxes	341,675	197,489	908,667	813,693
Provision for income taxes	80,489	34,516	209,130	185,236
Net income	$261,186	$162,973	$699,537	$628,457

Earnings per share:
Basic	$1.79	$1.06	$4.71	$4.09
Diluted	$1.78	$1.05	$4.68	$4.06

Weighted-average shares:
Basic	146,217	153,863	148,673	153,700
Diluted	147,073	155,117	149,535	154,903

Cash dividends per share:	$0.1575	$0.1500	$0.4725	$0.4500

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 25, 2022	December 31, 2021	September 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,730,250	$1,874,745	$2,061,303
Accounts receivable, net	300,454	182,148	282,627
Finance receivables, net	1,807,718	1,465,544	1,540,822
Inventories, net	680,762	712,942	475,314
Restricted cash(a)	287,264	128,935	153,873
Other current assets	205,734	185,777	194,481
	5,012,182	4,550,091	4,708,420
Finance receivables, net	5,534,730	5,106,377	5,322,436
Other long-term assets	1,380,699	1,394,587	1,168,948
	$11,927,611	$11,051,055	$11,199,804
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities(a)	$1,149,078	$976,959	$982,068
Short-term deposits, net	97,856	72,146	92,626
Short-term debt	692,551	751,286	749,620
Current portion of long-term debt, net	1,740,422	1,542,496	1,605,798
	3,679,907	3,342,887	3,430,112
Long-term debt, net	4,738,234	4,595,617	4,876,292
Other long-term liabilities	669,260	559,307	559,506

Shareholders’ equity	2,840,210	2,553,244	2,333,894
	$11,927,611	$11,051,055	$11,199,804

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 25, 2022	September 26, 2021
Net cash provided by operating activities	$574,704	$925,551

Cash flows from investing activities:
Capital expenditures	(84,947)	(61,476)
Finance receivables, net	(662,949)	(476,556)
Other investing activities	2,160	2,485
Net cash used by investing activities	(745,736)	(535,547)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,785	—
Repayments of medium-term notes	(950,000)	(1,400,000)
Proceeds from securitization debt	1,826,891	1,169,910
Repayments of securitization debt	(1,054,939)	(1,013,820)
Net decrease in unsecured commercial paper	(60,281)	(261,978)
Borrowings of asset-backed commercial paper	448,255	27,406
Repayments of asset-backed commercial paper	(228,431)	(206,671)
Net increase in deposits	54,080	210,144
Deposit in advance of business combination(a)	100,000	—
Dividends paid	(70,163)	(69,316)
Repurchase of common stock	(338,496)	(11,545)
Other financing activities	(1,237)	4,324
Net cash provided (used) by financing activities	221,464	(1,551,546)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(33,361)	(11,050)
Net increase (decrease) in cash, cash equivalents and restricted cash	$17,071	$(1,172,592)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$2,025,219	$3,409,168
Net increase (decrease) in cash, cash equivalents and restricted cash	17,071	(1,172,592)
Cash, cash equivalents and restricted cash, end of period	$2,042,290	$2,236,576

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,730,250	$2,061,303
Restricted cash(a)	287,264	153,873
Restricted cash included in Other long-term assets	24,776	21,400
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,042,290	$2,236,576
(a)     During the quarter ended September 25, 2022, the Company received a $100 million cash deposit from an independent strategic investor, Kwang Yang Motor Co., Ltd. (KYMCO) in advance of the pending LiveWire transaction (discussed in note 16 of the Notes to Consolidated financial statements included in the Company's Quarterly Report on Form 10-Q filed on August 4, 2022). As of September 25, 2022, the $100 million cash deposit was included in Restricted cash and a $100 million liability, representing the Company's obligation to return the funds to KYMCO in the event the transaction did not close, was recorded in Accrued liabilities. The LiveWire transaction closed on September 26, 2022 as discussed in the Company's Form 8-K filed on September 30, 2022.

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,133,558	$885,626	$3,132,717	$2,931,669
Parts & Accessories	201,003	204,506	581,068	577,035
Apparel	69,834	49,424	198,568	155,378
Licensing	10,662	8,481	28,940	22,865
Other	21,905	12,581	65,311	37,278
	$1,436,962	$1,160,618	$4,006,604	$3,724,225

U.S. MOTORCYCLE SHIPMENTS	37,199	27,919	101,475	104,190

WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	27,521	21,988	75,291	79,485
Cruiser(b)	17,403	16,531	47,853	52,117
Sportster® / Street	3,776	4,507	12,355	8,555
Adventure Touring	8,361	4,915	24,573	19,262
	57,061	47,941	160,072	159,419
(a)Includes Grand American Touring, CVOTM and Trike
(b)Includes Softail® and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2021 to the third quarter of 2022 were as follows (in millions):

	Three months ended	Nine months ended
2021 gross profit	$310	$1,138
Volume	68	47
Price and sales incentives	88	259
Foreign currency exchange rates and hedging	(23)	(43)
Shipment mix	21	4
Raw material prices	—	(25)
Manufacturing and other costs	26	(95)
	180	147
2022 gross profit	$490	$1,285

Financial Services Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Nine months ended
	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Balance, beginning of period	$352,137	$358,811	$339,379	$390,936
Provision for credit losses	36,617	11,208	94,572	4,935
Charge-offs, net of recoveries	(28,658)	(14,185)	(73,855)	(40,037)
Balances, end of period	$360,096	$355,834	$360,096	$355,834

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
United States	30,000	31,699	91,228	107,421
Canada	2,154	2,158	7,116	7,403
Total North America	32,154	33,857	98,344	114,824
EMEA	9,054	9,389	24,095	24,580
Asia Pacific	7,631	6,484	20,404	18,263
Latin America	765	1,048	2,365	2,620
Total worldwide retail sales	49,604	50,778	145,208	160,287
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.